Exhibit 99.2

Berkshire Hills Recaps 2012 Highlights at Annual Meeting; All Proposals Approved by Shareholders Pittsfield, MA – May 9, 2013 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) held its annual meeting of shareholders on May 9, in Pittsfield, Massachusetts. Chairman, President and CEO Michael P. Daly summarized Berkshire’s accomplishments in 2012. They included strong organic growth and team recruitment, along with the acquisitions of CBT and Beacon Federal. The year’s initiatives produced improved profitability and resulted in a 29% increase in core earnings per share. Berkshire’s 2012 stock returns exceeded 10%, and the quarterly cash dividend was increased by 6%, providing a yield of over 3%. Mr. Daly concluded with a summary of the encouraging prospects for Berkshire’s further growth and development. Shareholders approved all proposals which were presented at the meeting. These included: . The election of three existing directors to new three year terms: John B. Davies; Rodney C. Dimock; and J. Williar Dunlaevy; as well as the election of one new director to a three year term: Laurie Norton Moffatt . Approval of the Berkshire Hills Bancorp, Inc. 2013 Equity Incentive Plan . Approval of a non-binding proposal to give advisory approval of the Company’s executive compensation . Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 BACKGROUND Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company has approximately $5.2 billion in assets and 73 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements made in this document. # # # CONTACTS Investor Relations Contact Allison O’Rourke; Vice President - Investor Relations; 413-236-3149 Media Contact Ray Smith, Assistant Vice President – Marketing; 413-236-3756